EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arctic Cat Inc.:

We have issued our reports dated June 12, 2009 with respect to the consolidated financial statements and internal control over financial reporting appearing in the 2009 Annual Report of Arctic Cat Inc. to its shareholders in the Annual Report on Form 10-K for the year ended March 31, 2009 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

November 18, 2009